CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees
Wells Fargo Funds Trust

We consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information for Wells Fargo Managed Account CoreBuilder Shares – Series SM, one of the funds comprising Wells Fargo Funds Trust.

/s/ KPMG LLP

Boston, Massachusetts
August 10, 2020